SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



                          Date of Report July 31, 1998



                          ASPEN EXPLORATION CORPORATION
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)



    Delaware                         0-9494                      84-0811316
    --------                         ------                      ----------
(State or other                   (Commission               (I.R.S. Employer
 jurisdiction of                   File Number)              Identification No.)
 Incorporation)




                 Suite 208, 2050 S. Oneida St., Denver CO 80224
                 ----------------------------------------------



                   Registrant's telephone number 303-639-9860



                                       N/A
          ------------------------------------------------------------
         (Former name or former address, if changed since last report.)

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Item 5:  Other Events
         ------------

Purchase and Sale Agreement with D. E. Craggs, Inc. (Craggs).
-------------------------------------------------------------

     On July 16, 1998, Aspen Exploration Corporation (OTCBB:"ASPN") acquired a net 21% working interest (16.17% net revenue interest) in two natural gas units, the Johnson and Gay Units, in addition to a 5.00% royalty interest in the Gay Unit, located in Tehama and Glenn Counties, California. Aspen acquired a 100% working interest in the two properties from D. E. Craggs, Inc., an unaffiliated third party for $275,000 in cash and 275,000 shares of Aspen's restricted common stock valued at $1.00 per share. Simultaneously with the acquisition Aspen sold a 79% working interest in the two prospects to certain unaffiliated and three affiliated purchasers for a total price of $477,950 ($6,050 per one percent working interest, as compared to Aspen's purchase price of $5,500 per one percent working interest). The affiliated purchasers are Aspen's president, R.V. Bailey, vice president, Robert Cohan, and consulting accountant, Ray Davis, who acquired working interests of 3%, 2%, and 5%, respectively.

     The effective date of the acquisition and disposition was June 30, 1998. Pursuant to the agreement with Craggs, Aspen paid Craggs 25% of the cash and stock at the closing ($68,750 and 68,750 shares) and is obligated to pay an additional 25% (plus interest on the cash from the date of closing at the daily rate of 0.015%) in January 1999, 2000, and 2001. The affiliates who purchased the working interests from Aspen paid their entire purchase price prior to the closing.

     The Johnson Unit in Tehama County, California, consists of 660 acres including 3 wells producing natural gas from the Tehama, Kione, and Forbes formations at the rate of 250 thousand cubic feet per day (Mcf/D). Based on an engineering estimate prepared by Aspen's staff, the net reserves attributable to Aspen's remaining 21% interest in the Johnson Unit are 205,000 Mcf as of June 30, 1998.

     The Gay Unit in Glenn County, California, consists of 615 acres including 3 wells producing natural gas from the Kione and Forbes formations at the rate of 70 Mcf/D. Based on an engineering estimate prepared by Aspen's staff, the net reserves attributable to Aspen's remaining 21% interest in the Gay Unit are 86,000 Mcf as of June 30, 1998.

     Prior to the closing, Aspen structured the terms of the acquisition with the other working interest participants. At the closing, Aspen delivered an aggregate 79% working interest (60.83% net revenue interest) to the other working interest participants and retained a 21% working interest (16.17% net revenue interest in the Johnson and Gay Units, in addition to a 5.00% royalty interest in the Gay Unit) itself. Prior to the reassignment by Aspen to the other working interest owners, Aspen assigned a royalty interest to the Aspen employees pursuant to the terms of Aspen's Amended Royalty and Working Interest Plan.

     Aspen believes several of the wells located on the Johnson and Gay Units may have gas potential in zones behind-pipe. These zones will be perforated in the future and may lead to increased gas production. Aspen also plans to shoot a 3-D seismic survey over the properties which could identify additional drilling locations.

     As noted, the future conduct of the business of Aspen as well as the future production from the Johnson and Gay Units described herein are dependent upon a number of factors, and there can be no assurance that Aspen will be able to conduct its operations or production from its properties will continue as contemplated herein. Certain statements contained in this report using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks which are beyond the Company's ability to predict or control and which may cause actual results to differ materially from the projections or estimates contained herein. These risks include, but are not limited to: the possibility that the described operations (including any proposed exploration or development drilling) will not be completed on economic terms, if at all, or the estimates of reserves may not be accurate. The exploration for, and development and production of, oil and gas are an enterprises attendant with high risk, including the risk of fluctuating prices for oil and natural gas, imports of petroleum products from other countries, the risks of not encountering adequate resources despite expending large sums of money, and the risk that test results and reserve estimates may not be accurate, notwithstanding appropriate precautions. Many of these risks are described herein, and it is important that each person reviewing this report understand the significant risks attendant to the operations of Aspen. Aspen disclaims any obligation to update any forward-looking statement made herein.

Item 7:  Exhibits
         --------

(a) Financial Statements of Businesses Acquired and (b) Pro forma financial information

     Although the acquisition of the assets described in Item 5 constituted more than 10% of Aspen's assets on a consolidated basis, the net acquisition (being a 21% working interest (16.17% net revenue interest in the Johnson and Gay Units, in addition to a 5.00% royalty interest in the Gay Unit)) constitutes less than 10% of Aspen's assets on a consolidated basis. Consequently, Aspen does not believe that financial statements or pro forma financial information for this acquisition or the subsequent disposition are required, and Aspen has requested confirmation from the staff of the Securities and Exchange Commission to that effect. If the staff does not concur and financial statements or pro forma financial information are required, they will be filed in accordance with the staff's requirements.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            ASPEN EXPLORATION CORPORATION


July 31, 1998                               By: /s/ R. V. Bailey
                                               ---------------------------------
                                               R.V. Bailey, President